Exhibit 10.07A

AGREEMENT AND RELEASE

This Agreement and Release (“Agreement”) dated as of February 9, 2007 (“Agreement Date”), is made by and between Joseph Squeri (“Employee“) and Choice Hotels International, Inc. (“Choice“).

RECITALS

A. Choice and Employee are parties to an Employment Agreement dated June 3, 1999 (“Employment Agreement”), the term of which expires June 3, 2008; and

B. Choice and Employee have determined to terminate Employee‘s status as an employee of Choice; and

C. In order to avoid uncertainty or dispute as to the rights and responsibilities of Choice and Employee in connection with Employee‘s termination of employment the parties desire to terminate the Employment Agreement, except as specifically provided herein, and enter into this Agreement.

NOW, THEREFORE, in consideration of the promises contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree:

1. Termination of Employment Agreement. Except as otherwise specifically provided herein, the Employment Agreement is hereby terminated.

2. Employee‘s Employment. Employee will cease to serve as an executive officer of Choice as of the Agreement Date. Employee’s employment will terminate on March 31, 2007 (“Severance Date“).

(a) From the Agreement Date through the Severance Date, Employee will be available as needed by Choice and report to Choice’s Chief Executive Officer. During this period, Employee will remain a full-time employee and will maintain a direct dial telephone number, e-mail access and secretarial support, but will not be required to maintain regular office hours. In performing any duties for Choice during this period, Employee will perform them in a professional and timely manner. Furthermore, during this period, Employee will refrain from any conduct that is disruptive of or damaging to its operations, finances or reputation. Finally, during this period and through the Termination Date (as defined below), Employee will provide reasonable cooperation to Choice on transitional matters with respect to information about which he has knowledge. On or before the Severance Date, Employee will return all Choice property and all copies, excerpts or summaries of such property, in his possession, custody or control. Employee shall not serve as an employee of any other person or entity prior to the Severance Date.

(b) From the Agreement Date through the Severance Date, Employee will be entitled to receive salary and benefits at the levels provided him immediately prior to the Agreement Date, less standard deductions, payable in installments and otherwise in accordance with Choice’s normal payroll practices, except that Employee will not be entitled to any new grant of equity-based compensation. Employee will continue to participate and vest in the Choice employee benefit plans and programs in which he participated immediately prior to the Agreement Date, including the Choice Hotels International, Inc. Amended and Restated Supplemental Executive Retirement Plan, and will continue to vest in previously granted stock options and restricted stock. Employee will be paid his full fiscal year 2006 bonus, paid out in accordance with the terms of his 2006 Officer Management Incentive Plan and at the time that bonuses are paid to Choice executives generally. For the avoidance of doubt, Employee’s annual salary rate, currently estimated 2006 bonus amount, monthly automobile allowance and flexible perquisite supplemental payment amount and Employee’s outstanding options and restricted stock are set forth on Exhibit A to this Agreement.

3. Final Paycheck and Benefits. On the next regular payday following the Severance Date, Choice will pay Employee for all earned but unpaid salary and vacation pay as of the Severance Date, less customary withholding for federal, state, and local taxes.

4. Payments and Benefits Through the Termination Date. Choice hereby agrees to provide Employee the payments and benefits provided for in and subject to the terms and conditions of Section 7(b) of the Employment Agreement, as follows:

(a) From the Severance Date through June 3, 2008 (“Termination Date”), Employee will be entitled to receive salary, monthly automobile allowance and flexible perquisite supplemental payments at the levels set forth on Exhibit A, less standard deductions, payable in installments and otherwise in accordance with Choice’s normal payroll practices; provided, however, that the payments due for the period from April 1, 2007 through September 30, 2007 shall be paid in a lump sum on October 1, 2007 to the extent necessary to avoid a violation of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code“).

(b) Employee shall be entitled to receive a bonus for fiscal year 2007 calculated based on actual payout on the EPS portion of the bonus as determined for all Company officers for 2007, with a target of 65% of the annual base salary amount set forth on Exhibit A (no individual performance adjustment), and payable at such time as Choice’s other officers are paid their fiscal year 2007 bonus (but in no event earlier than January 1, 2008 or later than March 15, 2008).

(c) From the Severance Date through the Termination Date, all stock options and restricted stock awards outstanding on the Severance Date shall continue to vest and be exercisable. Such outstanding awards are set forth on Exhibit A. Employee acknowledges that he shall not be entitled to new stock option, restricted stock unit or restricted stock grants after the Agreement Date. All stock options (whether vested or unvested) that are unexercised as of June 3, 2008 shall terminate on that date and shall no longer be exercisable. Restricted stock units subject to performance-based vesting conditions shall be forfeited in accordance with their terms as of April 1, 2007 because all performance periods end after June 3, 2008.

(d) Except as otherwise specifically stated in this Agreement, the Severance Date shall be the date of Employee’s termination of employment with Choice without cause for purposes of determining Employee’s rights under the terms of any qualified or non-qualified savings, pension, deferred compensation, insurance and health or welfare benefit plan; provided, however, that in all events benefits under such plans shall be adjusted to the extent necessary to comply with Section 409A of the Code. From the Severance Date through the Termination Date, Employee shall be entitled to receive medical and dental benefits to the same extent and at the same cost (if any) to Employee as applicable from time-to-time to senior executives of the Company and Employee shall be entitled to convert long-term disability and life insurance benefits to individual coverage at his own cost pursuant to the terms of such benefits. Employee shall be eligible to elect COBRA health continuation benefits effective as of the Termination Date pursuant to Choice‘s health benefit plans then in effect. Employee's nonqualified deferred compensation balances (his balance under the Executive Deferred Compensation Plan is set forth on Exhibit A) shall be paid to Employee pursuant to the terms of the applicable nonqualified deferred compensation plans.

(e) From the Severance Date through the Termination Date, Choice will pay all premiums for the supplemental executive life insurance that is owned by Employee and is in force as of the Agreement Date.

(f) Employee may retain his home computer provided by Choice, provided that Employee shall bring such computer to Choice‘s premises as soon as reasonably possible following the Agreement Date so that Choice may remove all licensed software from such computer.

5. Deductions. Choice may deduct from the payments otherwise provided for in Section 4(a) any deductions for medical, dental and insurance benefits to the same extent and at the same cost to Employee (if any) as applicable from time-to-time to senior executives of the Company, and Employee consents to the customary deductions for such benefits from the payments under Section 4(a). Choice will stop optional deductions for items such as retirement plans with Employee’s last paycheck for regular hours worked through the Severance Date.

6. Unemployment Benefits. Employee agrees that Employee is not entitled to any unemployment benefits, and that Employee does not intend to seek any unemployment benefits, through the Termination Date. Choice will not contest Employee’s claim for unemployment benefits after the Termination Date ends.

7. Offset. Employee shall not be required to mitigate damages but nevertheless shall be entitled to pursue other employment, and Choice shall be entitled to receive as an offset and thereby reduce the salary and bonus payments provided for in Section 4(a) and (b) of this Agreement by the amount received by Employee from any other active employment between the Severance Date and the Termination Date. As a condition to Employee receiving the salary and bonus payments provided for in Section 4(a) and (b) of this Agreement from Choice, Employee agrees to permit verification of his employment records and income tax returns by an independent attorney or accountant, selected by Choice but reasonably acceptable to Employee, who agrees to preserve the confidentiality of the information disclosed by Employee except to the extent required to permit Choice to verify the amount received by Employee from other active employment. For purposes of this Section 7, the amount received by Employee shall mean any amount of salary or bonus (but not including any equity-based compensation) paid, earned or accrued for service during the period between the Severance Date and the Termination Date and shall include unemployment insurance benefits, social security insurance or other like amounts payable during periods of unemployment regardless of when actually received by Employee.

8. Mutual Release.

(a) Employee agrees, in consideration for the benefits and agreements provided under this Agreement, to irrevocably and unconditionally release Choice, Choice Hotels International Services Corp., and each of their respective officers, directors, shareholders, employees, agents, insurers, lawyers, representatives, employee welfare benefit plans and pension or deferred compensation plans under Section 401 of the Code, and their trustees, administrators and other fiduciaries; and all persons acting by, through, under or in concert with them, or any of them (collectively “Choice Releasees”), of and from any and all manner of action or actions, cause or causes of action, in law or equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, grievances, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent, which Employee now has or may later have against the Choice Releasees, or any one of them, by reason of any matter, cause, or thing from the beginning of time to the Effective Date of this Agreement arising out of, based on, or relating to the hire, employment, termination, or remuneration of Employee or any other matter (“Choice Claims“). The Choice Claims that Employee is releasing include, but are not limited to, a release of any rights or claims Employee may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1991; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act; the Family and Medical Leave Act; and any other federal, state or local laws or regulations prohibiting employment discrimination, harassment or retaliation. Employee also releases Choice Claims for breach of contract, wrongful discharge, compensation and benefits, expenses, bonuses, or any other employee rights or benefits, or any other actions sounding in tort or contract relating to Employee’s employment and termination from Choice. This Agreement covers both Choice Claims Employee knows about and those Employee may not know about except for any Choice Claim of which Employee is unaware as of the date hereof due to Choice‘s fraud or active concealment. Employee assumes the risk of any and all unknown Choice Claims that may exist at the time Employee signs this Agreement, and Employee agrees that this Agreement shall apply to any and all known and unknown Choice Claims that are released hereby. Employee further agrees to execute on the Severance Date a release in the form of Exhibit B. This release does not apply to claims for breach of this Agreement and/or the payment of amounts or provision of benefits pursuant to this Agreement.

(b) Choice agrees, in consideration for the undertakings and agreements provided under this Agreement, to irrevocably and unconditionally release Employee and his heirs and beneficiaries (collectively “Employee Releasees”), of and from any and all manner of action or actions, cause or causes of action, in law or equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, grievances, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent, which Choice now has or may later have against the Employee Releasees, or any one of them, by reason of any matter, cause, or thing from the beginning of time to the Effective Date of this Agreement (or, if the Employee executes the Release attached as Exhibit B and does not revoke such Release, through the date of such Release) arising out of, based on, or relating to the employment of employee (“Employee Claims“), except for any Employee Claims relating to Employee‘s fraud, willful misconduct, or violation of law or which Employee has actively concealed. Choice assumes the risk of any and all unknown Employee Claims that may exist at the time Choice signs this Agreement, and Choice agrees that this Agreement shall apply to any and all known and unknown Employee Claims that are released hereby. This release does not apply to claims for breach of this Agreement.

9. Lawsuits. To the fullest extent permitted by law, Employee and Choice each promise never to file a lawsuit, claim, administrative proceeding or agency action (collectively “Lawsuit”) asserting any Employee Claims or Choice Claims that are released in this Agreement, and further agrees that they shall not have the right to recover any monetary relief with respect to Employee Claims or Choice Claims that might be asserted by others on their behalves. Each party agrees to withdraw with prejudice all Lawsuits, if any, that such party has filed against any Choice Releasee or Employee Releasee with any agency or court. Each party further agrees not to assist any other person in bringing any Lawsuit against any Choice Releasee or Employee Releasee, unless compelled to do so pursuant to a valid court order or subpoena. Employee agrees to assist Choice in any Lawsuit arising from circumstances that took place during Employee’s employment, to the extent reasonably necessary to protect Choice’s interests and at Choice’s reasonable expense.

10. Non-Disclosure of Business Information, Works for Hire, Non-Solicitation, Non-Disparagement.

(a) Employee recognizes and acknowledges that Choice‘s and affiliates‘ present and prospective clients, franchises, management contracts, acquisitions and personnel, as they may exist from time to time, are valuable, special and unique assets of Choice‘s business. Throughout the term of this Agreement and for a period of one (1) year after the Termination Date, except as required by applicable law, Employee shall not directly or indirectly, or cause others to, make use of or disclose to others any information relating to the business of Choice that has not otherwise been made public, including but not limited to Choice‘s present or prospective clients, franchises, management contracts, acquisitions, present or prospective operating and development plans, training manuals, training policies and procedures, trade secrets, pricing information, contact lists, strategic plans or strategies, operating data or Choice policies. Employee acknowledges that any ideas, concepts, methods of operation, processes, programs or other materials (including training manuals, policies and procedures) which Employee conceived, created, developed or wrote while employed by Choice (“Works”) are subject to the non-disclosure provisions of this Section and that such Works constitute works made for hire and in all circumstances shall be and remain the sole and exclusive property of Choice whether or not protectable under any laws, including patent, trademark, copyright or trade secret laws.

(b) Throughout the term of this Agreement and for a period of one (1) year after the Termination Date, Employee agrees not to solicit for employment or contract for services with, directly or indirectly, on his behalf or on behalf of any other person or entity, any person employed by Choice, or its subsidiaries or affiliates during such period, unless Choice consents in writing. In the event of an actual or threatened breach by Employee of the provisions of this paragraph, Choice shall be entitled to injunctive relief restraining Employee from committing such breach or threatened breach. Nothing herein stated shall be construed as preventing Choice from pursuing any other remedies available to Choice for such breach or threatened breach, including the recovery of damages from Employee.

(c) Employee agrees not to make derogatory remarks about any Choice Releasee. Choice agrees that it will not, and it will take appropriate steps to provide that its executives and directors in their capacity on behalf of Choice do not, make any derogatory remarks about Employee.

11. No Admission. Each party agrees that this Agreement is not an admission of guilt or wrongdoing by the Choice Releasees or the Employee Releasee, and each party acknowledges that the Choice Releasees and the Employee Releasees do not believe or admit that they have taken any improper action or done anything wrong. Employee acknowledges that Employee has not suffered any wrongful treatment by any Choice Releasee.

12. No Waiver. By signing this Agreement, neither party waives or releases its right to enforce this Agreement. If either party files a Lawsuit against any Choice Releasee or Employee Releasee with regard to the subject matter of this Agreement, Employee and Choice agree that the non-prevailing party will reimburse the costs, including reasonable attorneys’ fees, incurred by the prevailing party in such Lawsuit.

13. Remedies for Breach of Section 10. In the event of Employee’s actual or threatened breach of Section 10, Choice, in addition to all other rights, shall be entitled to an injunction restraining Employee therefrom. Nothing herein shall be construed as prohibiting Choice from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. This provision shall remain in full force and effect notwithstanding if Employee should claim that Choice violated any terms of this Agreement.

14. Breach.

(a) If Employee breaches this Agreement and files a Lawsuit against any Choice Releasee on Claims that Employee released in this Agreement, and Employee is not the prevailing party, Employee agrees to pay for all costs incurred by the Choice Releasee, including reasonable attorneys‘ fees, in defending against Employee’s Lawsuit. Employee further agrees not to assist any other person in bringing any Lawsuit against any Choice Releasee, unless compelled to do so pursuant to a valid subpoena or court order. If Employee breaches the promises in this Agreement, Choice will terminate all payments or benefits that are otherwise payable to Employee under Sections 4 and 7 above.

(b) If Choice breaches this Agreement and files a Lawsuit against any Employee Releasee on Claims that Choice released in this Agreement, and Choice is not the prevailing party, Choice agrees to pay for all costs incurred by the Employee Releasee, including reasonable attorneys‘ fees, in defending against Choice’s Lawsuit. Choice further agrees not to assist any other person in bringing any Lawsuit against any Employee Releasee, unless compelled to do so pursuant to a valid subpoena or court order.

15. Governing Law/Arbitration. This Agreement is governed by Maryland law, without regard to the principles of conflicts of laws. Except as specified in Section 13 hereof, any controversy or claim arising out of this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. There shall be one arbitrator who shall be appointed by the respective parties or, failing agreement, by the American Arbitration Association. The arbitration shall be held in Choice‘s corporate offices in Silver Spring, Maryland. The parties shall reasonably cooperate to obtain a judgment from the arbitrator as soon as possible after a demand for arbitration is made by either party. Except as provided in Section 13, the award of the arbitrator shall be the sole and exclusive remedy of the parties and shall be enforceable in any court of competent jurisdiction in Montgomery County, Maryland. The prevailing party shall be entitled to an award of reasonable attorney’s fees but no party shall be entitled to punitive damages hereunder.

16. Binding Effect. Employee agrees and acknowledges this Agreement binds Employee’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Choice Releasees and their respective heirs, administrators, representatives, executors, successors, and assigns. Choice agrees and acknowledges this Agreement binds Choice‘s successors and assigns.

17. Severability. Any invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity of any other of its provisions.

18. Period for Review and Consideration. Employee has 21 days from the date Employee receives this Agreement to review and consider this document before signing it. Employee may use as much of this 21 day period as Employee wishes before signing this Agreement. Choice encourages Employee to consult with an attorney at his own expense (subject to Section 20 of this Agreement) before signing this Agreement; whether to do so is Employee’s decision. If Employee wishes to sign this Agreement, Employee must deliver both fully executed originals of this Agreement to Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901, Attention: General Counsel, no later than the close of business on the 21st day after Employee receives this Agreement. Employee’s failure to deliver timely the executed Agreement will nullify the Agreement.

19. Revocation of Agreement. Employee may revoke this Agreement within 7 days after signing it (“Revocation Period”). If Employee wishes to revoke this Agreement after signing it, Employee must deliver a written notice of revocation to Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901, Attention: General Counsel. Choice must receive this revocation no later than the close of business on the 7th day after Employee signs this Agreement. If Employee revokes this Agreement, it shall not be effective or enforceable. Thus, this Agreement will not become effective or enforceable until such date that Employee signs the Agreement and allows the Revocation Period to expire without revoking his signature (“Effective Date”).

20. Payment of Legal Fees. Choice shall directly pay (or, if desired by Employee, reimburse Employee) for legal fees incurred by Employee in connection with the negotiation of this Agreement, subject to a maximum amount of Twenty Thousand Dollars ($20,000).

21. Section 409A. If final guidance interpreting Section 409A of the Code is issued by the Internal Revenue Service before October 1, 2007, the parties agree to discuss the impact of such final guidance on (i) the six-month delay in payments reflected in Section 4(a) hereof and to modify that provision to eliminate such delay to the extent consistent with such guidance, (ii) amounts and benefits set forth in Section 4(d) hereof and any other amounts payable to Employee, and (iii) the Employee‘s ability to further defer the payment to a subsequent year of amounts subject to Section 409A of the Code that otherwise would be payable in 2007 under the terms of the Executive Deferred Compensation Plan.

22. Tax Withholding. All amounts payable hereunder shall be subject to all applicable federal, state and local tax withholdings.

23. Entire Agreement. This Agreement represents the entire agreement of the parties, and supersedes all other agreements, discussions or understandings, concerning its subject matter. The Employment Agreement is hereby terminated and of no further force or effect. This Agreement may only be modified by a written document signed by both parties.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO REVIEW AND CONSIDER THIS AGREEMENT WITH AN ATTORNEY, AND THAT EMPLOYEE HAS HAD SUFFICIENT TIME TO CONSIDER IT. AFTER SUCH CAREFUL CONSIDERATION, EMPLOYEE KNOWINGLY AND VOLUNTARILY ENTERS INTO THIS AGREEMENT WITH FULL UNDERSTANDING OF ITS MEANING AND EFFECT.

Employee	Choice Hotels International, Inc. a Delaware corporation

/s/ Joseph Squeri	By:	/s/ Charles A. Ledsinger, Jr.
Joseph Squeri	Name: Title:	Charles A. Ledsinger, Jr. Vice Chairman and Chief Executive Officer

Exhibit A

Annual Salary Rate:    $433,000

Currently Estimated 2006 Bonus Amount:    $434,736

Monthly Automobile Allowance:    $12,500

Flexible Perquisite Supplemental Payment Amount:    $15,000

Balance under the Executive Deferred Compensation Plan as of January 29, 2007:    $1,938,240.07 (fully vested)

Outstanding Options and Restricted Stock:

Stock Option Grants
Grant Date	Shares Granted	Grant Price
2/7/02	6,470	$10.5825
2/7/02	55,530	$10.5825
4/29/02	30,000	$12.9925
2/10/03	7,690	$10.1975
2/10/03	67,310	$10.1975
2/14/05	30,000	$29.9200
2/14/05	10,000	$29.9200
2/12/06	23,731	$48.7500
2/12/06	2,369	$48.7500

Restricted Stock Grants
Grant Date	Shares Granted
1/2/04	20,000
2/9/04	21,200
5/3/05	20,000
2/13/06	16,410

Exhibit B

Release

In consideration of certain benefits and mutual promises set forth in the Agreement and Release dated February 9, 2007 (“Agreement”), Joseph Squeri (“Employee”) hereby agrees as follows:

1.    To irrevocably and unconditionally release Choice Hotels International, Inc., Choice Hotels International Services Corp., and each of their respective officers, directors, shareholders, employees, agents, insurers, lawyers, representatives, employee welfare benefit plans and pension or deferred compensation plans under Section 401 of the Code, as amended, and their trustees, administrators and other fiduciaries; and all persons acting by, through, under or in concert with them, or any of them (collectively “Choice Releasees”), of and from any and all manner of action or actions, cause or causes of action, in law or equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, grievances, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent, which Employee now has or may later have against the Choice Releasees, or any one of them, by reason of any matter, cause, or thing from the beginning of time to the date of this Release arising out of, based on, or relating to the hire, employment, termination, or remuneration of Employee or any other matter ("Claims"). The Claims that Employee is releasing include, but are not limited to, a release of any rights or claims Employee may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1991; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act; the Family and Medical Leave Act; and any other federal, state or local laws or regulations prohibiting employment discrimination, harassment or retaliation. Employee also releases Claims for breach of contract, wrongful discharge, compensation and benefits, expenses, bonuses, or any other employee rights or benefits, or any other actions sounding in tort or contract relating to Employee’s employment and termination from Choice. This Agreement covers both Claims Employee knows about and those Employee may not know about. Employee assumes the risk of any and all unknown Claims that may exist at the time Employee signs this Agreement, and Employee agrees that this Agreement shall apply to any and all known and unknown Claims. This release does not apply to claims for breach of this Agreement.

2.    Employee has 21 days from the date Employee receives this Release to review and consider this document before signing it. Employee may use as much of this 21 day period as Employee wishes before signing this Release. Choice encourages Employee to consult with an attorney at his own expense before signing this Release; whether to do so is Employee’s decision. If Employee wishes to sign this Release, Employee must deliver a fully executed original of this Release to Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901, General Counsel, no later than the close of business on the 21st day after Employee receives this Release. Employee’s failure to deliver timely the executed Agreement will nullify the Agreement.

3.    Revocation of Agreement. Employee may revoke this Release within 7 days after signing it (“Revocation Period”). If Employee wishes to revoke this Release after signing it, Employee must deliver a written notice of revocation to Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901, Attention: General Counsel. Choice must receive this revocation no later than the close of business on the 7th day after Employee signs this Release. If Employee revokes this Release, it shall also constitute a revocation of the Agreement and neither it or this Release shall be effective or enforceable.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO REVIEW AND CONSIDER THIS AGREEMENT WITH AN ATTORNEY, AND THAT EMPLOYEE HAS HAD SUFFICIENT TIME TO CONSIDER IT. AFTER SUCH CAREFUL CONSIDERATION, EMPLOYEE KNOWINGLY AND VOLUNTARILY ENTERS INTO THIS AGREEMENT WITH FULL UNDERSTANDING OF ITS MEANING AND EFFECT.

Joseph Squeri

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